PRINCIPAL GLOBAL INVESTORS, LLC - CODE OF ETHICS




                                  Version 2.00
                                December 8, 2004
                                Table of Contents



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   I.     Statement of Purpose and General Principles....................................................1
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   II.    Definitions....................................................................................2
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   III.   Rules for Personal Transactions................................................................3
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   IV.    Disclosure of Securities Ownership and Transactions and Other Business Activities..............5
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   V.     Certification of Compliance....................................................................6
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   VI.    Gifts from Business Associates.................................................................6
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   VII.   Gifts to Business Associates and Charities.....................................................8
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   VIII.  Service as a Corporate Director or Other Business Interests....................................8
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   IX.    Administration and Sanctions...................................................................8
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   X.     Who Do I Contact ?.............................................................................9
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
I.       Statement of Purpose and General Principles

The purpose of this Code of Ethics ("Code") is to prevent conflicts of interest which may exist, or appear to exist, when officers, directors and employees of Principal Global Investors (PGI):

- own or engage in transactions involving Securities (as defined below) that are owned or are being purchased or sold or are being considered for purchase or sale for the accounts of clients of PGI;

- own or engage in transactions involving Principal mutual funds, Principal stock, and investments in the Principal 401k; or

- undertake in other business activities outside of PGI which may cause, or appear to cause, conflicts of interest.

Central to this Code is the principle that officers, directors and employees of PGI will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:

-    The duty at all times to place the interests of clients first;
- The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the code of ethics and to avoid any actual or potential conflict of interest or any abuse of an officer, director or employee's position of trust and responsibility;
- The principle that investment adviser personnel should not take inappropriate advantage of their positions;
- The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential; and
- The principle that independence in the investment decision-making process is paramount.
-    The duty to comply with applicable federal and state securities laws.

As part of this requirement for high ethical standards, officers, directors and employees are expected to conduct themselves in a manner, which does not:

-    defraud clients in any way;
-    mislead clients, including making a statement that omits material facts;
- engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;
-    engage in any manipulative practice with respect to a client; or
- engage in any manipulative practice with respect to securities, including price manipulation.

PGI officers, directors and employees who fail to conform to the fiduciary standards stated in this Code will be subject to penalties including but not limited to reprimand, fines or termination of employment.

It is also important that all staff understand that the policies and procedures documented in this manual are in addition to those they are required to understand and following that have been set out by Principal Financial Group
(PFG). All staff are required to adhere to PFG Statement of Business Practices and these can be found at the following web linkage on the PFG Intranet:

http://inside.principal.com/gfr/brc/busprac/

All Staff should make themselves familiar with these policies.

II.      Definitions

Security: Shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act, and shall include all fixed income securities, equity securities, securities based on indices, ishares, futures, options and limited or private placement securities.

Access Person: Any officer, director or employee of PGI who has access to nonpublic information regarding any client's purchase or sale of Securities or nonpublic information regarding the portfolio holdings of any client or who is involved in making Securities recommendations to clients or who has access to such recommendations that are nonpublic. Access Persons consist of the following sub-categories:

          Portfolio Managers - individuals entrusted with the direct responsibility and authority to make investment decisions affecting the accounts of PGI's clients;
          Investment Personnel - which include Portfolio Managers as well as equity securities analysts, fixed income securities analysts, portfolio management assistants, traders; and
          Other Access Persons - all persons who are not included in the two subcategories above.

Being Considered for Purchase or Sale: A Security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of a Security for a client account as probable. The phrase "purchase or sale of a Security" includes the writing of an option to purchase or sell a Security or the purchase of an option to purchase or sell a Security.

Beneficial Ownership: "Beneficial Ownership" shall be interpreted in the same manner as in determining whether a person is the beneficial owner of a Security for purposes of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder. For example, the term "Beneficial Ownership" encompasses:

- in addition to Securities in a person's own account(s), Securities owned by members of the person's immediate family sharing the same household;
- a partner's proportionate interest in the portfolio of Securities held by a partnership (e.g. an investment club); and
- Securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g. an option, whether presently exercisable or not).

Restricted List: The Restricted List includes the names of all Securities that PGI (1) is currently buying or which is Being Considered for Purchase or Sale in client accounts, and (2) currently holds in client accounts. Names of Securities shall be removed from the Restricted List 15 days after PGI has (1) ceased considering the Security for purchase, or (2) entirely liquidated its position in such Security.

Exempted Securities. This Code shall not apply to:

- Transactions and holdings in direct obligations of the Government of the United States;
- Money market instruments - bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
-    Shares of money market funds;
- Shares of other types of mutual funds, unless PGI or a PFG affiliate acts as the investment adviser or principal underwriter for the fund;
- Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
-    Foreign currency transactions
-    Sales made pursuant to general public tender offers.
- The acceptance of stock dividends resulting from Securities already owned; the reinvestment of cash dividends resulting from Securities already owned under a dividend reinvestment program or the participation in an automatic investment plan for the purchase of Securities already owned. (Note: The initial purchase or establishment of an automatic investment plan must be pre-cleared.)
- Purchases effected upon the exercise of rights issued by a Security's issuer pro rata to all holders of a class of Securities, to the extent such rights are acquired directly from the issuers thereof, and sales of such rights.
- Purchases or sales of Securities in response to the exercise of an option written by the Access Person.
- Exercising rights to exchange or convert securities, but only when those rights have been acquired in accordance with the Code.
- Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.
- Purchases or sales which are non-volitional on the part of either the Access Person or a PGI client account such as margin calls or close out sales.

III.     Rules for Personal Transactions


Transactions in Principal mutual funds (including Principal mutual funds underlying Principal variable life and variable annuity contracts), Principal stock, and investments in the Principal 401k - Must hold for 30 Days

The following rule applies to transactions in Principal mutual funds, Principal stock, and investments in the Principal 401k. This rule will apply to all officers, directors and employees of PGI.

The rule is that all purchases in Principal mutual funds (including Principal mutual funds underlying Principal variable life and variable annuity contracts), Principal stock, and investments in the Principal 401k must be held for 30 calendar days before being sold. This rule applies no matter if the transaction would result in a profit or a loss. The rule will be applied on a last in first out basis for transactions.

Staff are free to undertake transactions in Principal mutual funds (including Principal mutual funds underlying Principal variable life and variable annuity contracts), Principal stock, and investments in the Principal 401k without receiving pre-clearance to do so.

Transactions in all Other Securities

The rules for personal transactions as specified in the rest of section 3 of this document will apply to all Access Persons of PGI. The rules are shown as they apply to each of the 3 categories of Access persons as defined.

Pre-Clearance

All PGI Access Persons must receive pre-clearance for all Security transactions from the PGI compliance officer, prior to entering into the trade. Pre-clearance is not required on transactions for Exempted Securities.

Pre-clearance for a trade can be achieved via two methods:

     - Using the online pre-clearance system (Star Compliance). All Access Persons have access to the online compliance system. Potential trades can be entered into the system by the staff member, which will then submit a request to the compliance officer. The compliance officer can then approve the trade, which will result in an email being sent to the staff member approving the trade. If you do not have access to the online compliance system, please contact the compliance officer to have access setup.
     - Via a phone call to the compliance officer. In the event that you are unable to use the online compliance system, a phone call can be made to the compliance officer who will authorize or reject a proposed trade via phone.

Restricted and Prohibited Transactions

          Rules for all Access Persons

          The following rules apply to all Access Persons including Investment Personnel and Portfolio Managers.

          All Access Persons may be limited to the amount or not allowed at all to purchase or sell a Security listed on the Restricted List. Permission to trade any security on the Restricted Securities List needs to be made via the Star Compliance System or via the PGI Compliance Officer. It is the PGI Compliance Officers absolute discretion as to whether permission is granted or not to trade a Security on the Restricted List. If permission is granted to trade a Restricted List Security, the maximum amount of shares that may be traded each calendar quarter is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date of the request.

          In relation to transactions in all other securities (including fixed income, equities and indexes), a split 30/60 day rule applies to all Access Persons. All securities must be held for a period of at least 30 calendar days. If a security is in a loss position after the 30 day period has elapsed you can then sell the security. You must hold the security for a minimum of 30 days even if you are in a loss position. If the security is in a profit position it cannot be sold until after 60 calendar days has elapsed. You must hold any profitable security for a minimum of 60 days.

          Personal Security transaction approvals are valid for 5 business days after given. If the purpose of the request is to obtain approval for a stop loss order, then those approvals are valid for 60 calendar days. After these periods have elapsed, you must reapply for pre-clearance.

         No Access Persons may acquire, directly or indirectly, Beneficial Ownership in any Security that is part of an initial public offering ("IPO"). An exemption to this restriction may be granted by PGI's Chief Compliance Officer in special circumstances. Access Persons must seek permission to purchase Securities in an IPO by submitting a written request to the PGI Compliance Officer for approval of the purchase that includes a description of the special circumstances as to why this exemption should be given. The trade cannot be undertaken until written approval has been received from the Chief Compliance Officer or their designate.

         No Access Persons may acquire, directly or indirectly, Beneficial Ownership in any Security in a private placement transaction without prior approval of the PGI Compliance Officer. Investment Personnel or Portfolio Managers who have acquired Securities in a private placement transaction must disclose that investment when they play a part in any consideration of an investment in the issuer of the privately placed Security for a client account. In such circumstances, a decision to purchase such Securities for a client account must be subject to an independent review by Investment Personnel or a Portfolio Manager with no personal interest in the issuer.

         Rules Specific for Portfolio Managers

         The following rule is specific to Portfolio Managers.

         No Portfolio Manager may purchase or sell a Security within 7 days before and after a client account that he or she manages trades in that Security.



IV. Disclosure of Securities Ownership and Transactions and Other Business Activities

Section IV applies to all Access Persons.

When recommending the purchase or sale of Securities for a client account in accordance with portfolio management procedures, Investment Personnel and Portfolio Managers must disclose:

- any direct or indirect Beneficial Ownership in any Security of the issuer whose Securities are under consideration if the personal holding is in excess of 2% of the security issue;
-    any position with such issuer or its affiliates; and
- any present or proposed business relationship between such issuer or its affiliates.

This disclosure must be made to the PGI compliance officer. If the Portfolio Manager has a personal holding in excess of 2% of the security issue, then any purchase or sale for the portfolio must then be reviewed and approved by a Portfolio Manager who does not have an interest in the Security or Issuer.

All Access Persons shall file a report with the PGI Compliance Officer listing all their personal Securities transactions during the previous calendar quarter in any Security in which such person has acquired any direct or indirect Beneficial Ownership. The report shall be in a format as required by PGI within 30 days following the end of such calendar quarter. The report shall contain the following information:

- the date of the transaction(s), the title, exchange ticker or CUSIP, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;
-    the nature of the transaction (e.g., purchase or sale);
-    the price at which the transaction was effected;
- the name of the broker, dealer, or bank with or through which the transaction was effected;
-    the date the report is submitted by the Access Person;
- the name and address of any broker, dealer, or bank at which the Access Person established any account during the quarter in which securities (including direct obligations of the United States, bankers acceptances, bank certificates of deposit, commercial paper, short term debt instruments, and mutual fund shares) were held for the direct or indirect benefit of the Access Person; and
-    the account number of any account described above.

All Access Persons must direct brokerage and other firms with which they have Securities accounts to furnish to the PGI Compliance Officer on a timely basis duplicate copies of confirmations of all personal Securities transactions.

Access Persons must within 10 days of their appointment as an Access Person and thereafter on a quarterly basis, direct brokerage and other firms with which they have accounts holding any securities, including Exempted Securities, to furnish PGI a report current as of a date no more than 45 days prior to the date the person becomes an Access Person or, in the case of the quarterly report, no more than 45 days prior to the date the report is submitted containing the following information:

- the name, number of shares, exchange ticker or CUSIP, and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership at the time the report was prepared;
- the name and address of the broker, dealer, or bank at which the Access Person established any account during the quarter in which securities were held for the direct or indirect benefit of the Access Person;
-    the account number of any account described above;
-    the date the report was prepared.
Access Persons will be required on a quarterly basis to sign off that their holdings are complete and accurate in the Compliance System.

All Access Persons must report on an annual basis to the PGI Compliance Officer, all Directorships in businesses and other interests in businesses where they either have a controlling or influencing position, or receive monetary compensation for their involvement in that business. In addition to the annual reporting requirement, an Access Person must also report any change in or additional business interest that may occur during the year.

V.       Certification of Compliance

The Chief Compliance Officer shall ensure that each PGI officer, director and employee receives a copy of this Code and any amendment and provides a written acknowledgement of receipt.

All PGI officers, directors and employees will be required to certify annually in writing that they have read and understood the Code and its applicability to them, and that they have complied with the requirements of the Code and that they have disclosed or reported all personal Securities transactions as required by the Code. The code is available to all staff via the intranet site.

VI.      Gifts from Business Associates

In the ordinary course of business there are situations where brokers, vendors and other business associates (termed as "Brokers" for the rest of this section) may undertake to entertain PGI staff. This is acceptable, but it must be done in a manner which does not compromise the integrity of the relationship with the business associate and call into the question the "arms-length" nature of the relationship. To this point, the following outlines the rules that must be followed in relation to gifts and entertainment from business relationships. At all times PGI staff should use a common sense approach to entertainment and gifts and avoid any activity that could result in an actual or perceived conflict of interest.

In addition to the below, a PFG policy on gifts exists, people should also review this policy which can be found at

http://inside.principal.com/gfr/brc/busprac/statement/gifts.shtm

Prohibited Gifts

Under no circumstances are gifts of cash, stock, bonds or any other financial instrument acceptable. PGI staff must reject any gifts of this nature and also report the incident to the PGI compliance officer and their department head.

Broker Organized Events

Brokers with whom we do business are allowed, once per year, if they choose, to provide a social event for employees, so long as the broker is present and the event encourages broad participation across the associated department. Examples of such events would be, going to see Iowa Cubs, Go-Carting, Bowling, Ragbrai ride. The event must normally be held during non-working hours. In the circumstance where the event is during normal business hours (eg. Ragbrai), staff must use PTO to attend the event. All events must receive prior approval from the department head. It is acceptable for a broker to have one event per department per location per year. For example a single broker could have separate events for fixed income and equities in each of the key locations such as Des Moines, New York, Chicago, London, Sydney, Singapore.

Gifts or Tickets to Individuals Staff Members

In the scenario where a broker provides tickets or gifts to individuals or a small group of individuals, these will be considered gifts and this section will apply

Tickets or gifts are things such as tickets to sporting events, concerts, performances; payment for golf rounds; or any personal gift to the individual.

The maximum value of any such gift will be $US200 and may not exceed $US300 in any one year. All gifts greater than $US50 must be reported to the PGI compliance officer.

Again, if the event is during normal business hours, staff must use PTO to attend the event.

Meals and Food

When traveling or in any of our office locations, in the course of doing business, employees may have a meal paid for by the broker so long as the broker is present. This does not need to be reported as a gift. For example, this would include instances where brokers visit our offices, bring analysts, strategists, etc. and then take a small group to dinner. It would also include scenarios where a staff member is traveling and meets with a broker as part of this trip. In the event that other entertainment is paid by the broker in connection to the meal, the rule above on Gifts and Tickets applies to that entertainment.

Conferences

Payments made by brokers for staff to attend conferences will be subject to the rules for Gifts and Tickets noted above. If attendance at a conference has been paid by PGI and, there are associated events as part of that conference which are sponsored by a broker, these are acceptable where the event was broadly open to the conference participants. This would not constitute a gift.

PGI should pay for all transport and accommodation costs for attendance at conferences.

Allowable Exceptions

The following exceptions are allowable:

- the acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars, and similar items;
- the acceptance of gifts of reasonable value in recognition of a wedding, or retirement;
-    the acceptance of gifts during the holiday season of nominal value; and
- the acceptance of civic, charitable, educational, or religious organizational awards for recognition of service and accomplishment.

Reporting of Gifts

All gifts greater than $US50 must be reported to the PGI compliance officer. An email containing the following information should be sent to Lori Meye (Meye.Lori@principal.com) outlining the gift:
                   -----------------------
-        Date Gift Received
-        Description of Gift
-        Details of Provider of the Gift
-        Value of Gift

This information is then forwarded onto PFG compliance by the PGI compliance officer for broad company gift reporting

VII.     Gifts to Business Associates and Charities

It is important that any gift or donation that is planned to be given to a business associate or charity be reviewed and approved prior to it being given. This applies to all gifts that are of a value of more than $200.

If you plan to give a gift in excess of $200, please contact the Compliance Officer for approval to be given from the PFG Conflicts Committee prior.

VIII. Service as a Corporate Director or Other Business Interests

Investment Personnel are prohibited from serving on the board of directors of a publicly traded Company unless prior authorization to serve has been obtained. Authorization is based on a determination that board service would be consistent with the interests of Principal Global Investors and its clients. Authorization needs to be obtained from the PGI Chief Compliance Officer.

It is important that Access Persons do not undertake other business activities outside of Principal Global Investors which may cause, or appear to cause, conflicts of interest. All Access Persons must report to the PGI Compliance Officer, all Directorships in businesses and other interests in businesses where they either have a controlling or influencing position, or receive monetary compensation for their involvement in that business. The PGI Chief Compliance Officer may deem that the involvement in this additional business is an actual or perceived conflict of interest with the Access Persons current position. In this situation, actions will need to be taken to rectify the conflict.

IX.      Administration and Sanctions

All officers, directors and employees of PGI are required to report any violation of the Code promptly to PGI's Chief Compliance Officer, Compliance Director or Compliance Officer. The Compliance Director and the Compliance Officer shall ensure that the Chief Compliance Officer receives reports of all violations.

The Chief Compliance Officer shall maintain a system for the regular review of all reports of personal securities transactions and holdings filed under this Code.

Upon discovering a violation of this Code, the Chief Compliance Officer of PGI shall impose such sanctions as they deem appropriate. Sanctions may include a letter of censure, suspension of Personal Securities transactions, and suspension or termination of the employment of the violator. In addition, any profits over $100 from prohibited transactions will be disgorged and either returned to the fund (if it is an affiliated fund), or distributed to a Principal Financial Group approved charity.

Annually, those individuals charged with the responsibility for monitoring compliance with this Code shall prepare a written report to the Board of Directors of Principal Global Investors that, at a minimum, will include:

     - a certification that Principal Global Investors has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;
     - identification of material violations and sanctions imposed in response to those violations during the past year;
     - a description of issues that arose during the previous year under the Code; and
     - recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.

X.       Who Do I Contact ?

Responsibility for this Code is vested in the Chief Compliance Officer of Principal Global Investors. However, the responsibility for implementing this code on a day to day basis falls on all PGI employees and especially staff that are in supervisory and management roles.

If staff have any queries in relation to how to interpret this Code, or have identified any potential issues or breaches of the Code they should contact one of the compliance personnel listed below.

The contact list in order of escalation is:

PGI Compliance Officer
Lori Meye
515-283-4458
Meye.Lori@principal.com

PGI Compliance Director
Charles Christofilis
515-362-0564
Christofilis.Charles@principal.com


PGI Chief Compliance Officer
Michael Migro
212-603-3607
Migro.Michael@principal.com

PFG Chief Compliance Officer
Martha Shepard
515-235-5812
Shepard.Martha@principal.com

In addition to the above contacts staff should remember that they can also utilize the "Whistle Blower" process implemented across the broader PFG organization. Staff can find information on this at:

http://inside.principal.com/gfr/brc/busprac/whistleblower.shtm

In addition the Ethics  Hotline can be used at  1-866-858-4433  which is staffed
24/7

Any   information   passed  through  the   Whistleblower   process  will  remain
confidential